EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189582) and Forms S-8 (Nos. 333-142873, 333-129724, 333-123242, 333-88154, 333-88158, 333-87764) of Brooks Automation, Inc. of our reports dated November 13, 2014, relating to the consolidated financial statements as of and for the years ended September 30, 2014 and 2013, and the effectiveness of Brooks Automation, Inc.’s internal control over financial reporting as September 30, 2014, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Boston, Massachusetts
November 13, 2014